Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Katie Loughnot
	Senior Vice President	Vice President, Investor Relations
	Chief Financial Officer	Phone: (925) 965-4509
	Phone: (925) 965-4315	Email: katie.loughnot@ros.com

ROSS STORES REPORTS JULY SALES AND
ESTIMATED SECOND QUARTER EPS

          Pleasanton, California, August 4, 2005 -- Ross Stores, Inc. (Nasdaq: ROST) today reported sales of $362 million for the four-week period ended July 30, 2005, a 17% increase above the $309 million in sales reported for the four weeks ended July 31, 2004.  Comparable store sales for the same period increased 7% over the prior year.

          For the 13 weeks ended July 30, 2005, sales were $1.172 billion, a 16% increase over the $1.009 billion in sales reported for the 13 weeks ended July 31, 2004.  Comparable store sales for the second quarter rose 7% over the prior year.

          For the six months ended July 30, 2005, sales totaled $2.296 billion, up 15% over the $2.000 billion in sales for the six months ended July 31, 2004.   Comparable store sales for the first six months of 2005 grew 5% over the prior year.

          Michael Balmuth, Vice Chairman, President and Chief Executive Officer, stated, “Sales in July were slightly ahead of our expectations, benefiting from continued strength in the back-to-school businesses of Juniors and Shoes.  However, due to higher than planned markdowns during the second quarter, we now estimate that earnings per share for the 13 weeks ended July 30, 2005 will be $.28 to $.29.  Although we are encouraged by the improved sales trend during July, higher than expected clearance levels as we end the month are now projected to pressure third quarter gross margin and earnings per share as well.”

          Mr. Balmuth continued, “Markdowns year-to-date have consistently been higher than expected.  Although there are business reasons for the increased level of markdowns, we also think that the numerous learnings related to new system processes, procedures and information flow have been contributing factors as well.  We have addressed most of these transitional issues with various system enhancements, modifications to processes and procedures and additional user training and believe their overall impact on margins should diminish going forward.”

                ROSS STORES, INC.          4440 Rosewood Drive, Pleasanton, California 94588-3050            (925) 965-4400

          Mr. Balmuth concluded, “We plan to provide detailed third quarter guidance and assumptions on our conference call on Wednesday, August 17th, 2005, when we hope to have more visibility into early fall sales and margin trends.”

          Additional recorded information concerning today’s press release and the Company’s expected results for the second quarter can be accessed by calling 402-220-5900, PIN #2363, from 8:30 a.m. Eastern time on August 4, 2005 through 8:00 p.m. Eastern time on August 5, 2005.  A transcript of these comments also will be made available on the press release page of the Company’s website at www.rossstores.com.

          Ross Stores will report final results for the second quarter ended July 30, 2005 on Wednesday, August 17, 2005.  The earnings press release will be issued at approximately 8:30 a.m. Eastern time.  A conference call is scheduled to follow on the same date at 11:00 a.m. Eastern time to communicate, among other things, additional details concerning the quarter’s results and management’s future outlook and guidance for the second half of fiscal 2005.   Anyone may listen to a real time audio broadcast of the conference call by visiting the Company’s website at www.rossstores.com.   A recorded version of the call will also be available at the same location.

          Forward-Looking Statements:  This press release and the recorded comments and transcript on the Company’s website contain forward-looking statements regarding planned new store growth and expected sales and earnings levels and forward-looking statements concerning the Company’s distribution centers and information systems, all of which are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from management’s current expectations.  The estimated earnings per share for the second quarter ended July 30, 2005 are preliminary and subject to adjustments.  The words “plan,” “expect,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Stores and dd’s DISCOUNTSSM include, without limitation, the Company’s ability to effectively operate and integrate various new supply chain and core merchandising systems, including generation of all necessary information in a timely and cost effective manner; achieving and maintaining targeted levels of productivity and efficiency in its distribution centers; obtaining acceptable new store locations; competitive pressures in the apparel industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise; changes in geopolitical and general economic conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin and greater than planned operating costs. Other risk factors are detailed in the Company’s Form 10-K for fiscal 2004.  The factors underlying our forecasts are dynamic and subject to change.  As a result, our forecasts speak only as of the date they are given and do not necessarily reflect the Company’s outlook at any other point in time.  The Company does not undertake to update or revise these forward-looking statements.

          Ross Stores, Inc., a Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, is the nation’s second largest off-price company with fiscal 2004 revenues of $4.2 billion.  As of July 30, 2005, the Company operated 682 Ross stores and 13 dd’s DISCOUNTSSM stores, compared to 616 Ross locations at the end of the same period last year.  Ross Stores offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices.  dd’s DISCOUNTSSM features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices.  Additional information is available on the Company’s website at www.rossstores.com.

                ROSS STORES, INC.          4440 Rosewood Drive, Pleasanton, California 94588-3050            (925) 965-4400

2